Exhibit 99.1

CPSI Extends Deadline for Nomination of Directors for the

2019 Annual Meeting of Stockholders

MOBILE, Ala. — Jan. 22, 2019 — CPSI (NASDAQ: CPSI) (“CPSI” or the “Company”), a community healthcare solutions company, today announced that the Board of Directors (the “Board”) has extended the window in which the Company must receive proper written notice of the nomination of a director candidate in connection with its 2019 annual meeting of stockholders to 5:00 p.m. (Central time) on February 28, 2019. The date and location of the 2019 annual meeting of stockholders of the Company has yet to be announced.

The aforementioned extension of the deadline for nomination of directors in connection with the 2019 annual meeting of stockholders of the Company is being provided in connection with CPSI’s continuing dialogue with Gilead Capital, which filed a Schedule 13D with the Securities and Exchange Commission on January 16, 2019. CPSI’s Board welcomes constructive input from its stockholders, including Gilead Capital. While the Company generally does not comment on discussions with stockholders, members of CPSI’s Board and management have held numerous discussions over the past 24 months with representatives of Gilead and hope that Gilead is willing to accept the Board’s offer for a continuing, constructive dialogue in a prudent and timely manner. CPSI’s Board and management team are committed to creating value for all stockholders over the near- and long-term, and will continue to take meaningful actions to achieve this objective.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post-acute care facilities. Founded in 1979, CPSI is the parent of three companies – Evident, LLC, American HealthTech, Inc. and TruBridge, LLC. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution for all care settings. For more information, visit www.cpsi.com.

Forward-Looking Statements

Information in this release may involve plans, intentions, expectations, strategies, outlooks, beliefs or other statements regarding the future, including statements regarding the Company’s business strategy and cost-reduction efforts, which are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s present plans, intentions, hopes or strategies regarding the future and involve risks and uncertainties that could cause actual events or developments to be materially different from those indicated in such forward-looking statements. Such risks and uncertainties include, but are not limited to, risks and uncertainties that are contained in the Company’s most recently filed Form 10-K, as well as the Company’s quarterly and current reports filed on Form 10-Q and Form 8-K from time to time with the Securities and Exchange Commission. All information included in this release is based upon information available to CPSI as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements.

Contacts

CPSI

Tracey Schroeder, 251-639-8100

Chief Marketing Officer

Tracey.Schroeder@cpsi.com

Kekst CNC

Ross Lovern, 212-521-4866

Principal

Ross.Lovern@kekstcnc.com

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